--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                         SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C.  20549

                              -------------------------

                              SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT
OF 1934

     Filed by the Registrant   /X/
     Filed by a party other than the Registrant     / /

     Check the appropriate box:

     / /  Preliminary Proxy Statement
     / /  Confidential, for Use of the Commission Only
          (as permitted by Rule 14a-6(c)(2))
     /X / Definitive Proxy Statement
     / /  Definitive Additional Materials
     / /  Soliciting Material Pursuant to Section  240.14a-11(c) or
          Section  240.14a-12


                                  UTILX CORPORATION
                  (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):
     /X / No fee required
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

                             CALCULATION OF FILING FEE

-------------------------------------------------------------------------------
                                  Per unit price
                                     or other
                                    underlying
   Title of each     Aggregate       value of
     class of        number of     transaction         Proposed
   securities to    securities       computed          maximum
       which         to which      pursuant to     aggregate value
    transaction     transaction      Exchange             of         Total Fee
     applies:        applies:     Act Rule 0-11:     transaction:      Paid:
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

     / /  Fee paid previously with preliminary materials.

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:________________     Filing Party:______________________

Form, Schedule or
Registration Statement No.:____________     Date Filed:________________________

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                      UTILX-Registered Trademark- CORPORATION

                                 22820 RUSSELL ROAD
                                  P. O. BOX 97009
                            KENT, WASHINGTON  98064-9709


                                                  June 26, 1998



Dear Stockholder:

     You are cordially invited to attend the 1998 Annual Meeting of Stockholders of the UTILX Corporation at 3:00 p.m., Pacific Daylight Time, on Friday,
July 31, 1998, at the Hawthorn Suites Hotel, Centercourt Room, 6329 South 212th, Kent, Washington 98032.

     The Notice of Meeting and Proxy Statement on the following pages describe the matters to be presented at the meeting.

     Whether or not you plan to attend the meeting, we hope you will have your stock represented by signing, dating and returning the enclosed Proxy Card in the enclosed envelope AS SOON AS POSSIBLE. Your stock will be voted in accordance with the instructions you have given in your Proxy.

                              Sincerely,



                              William M. Weisfield
                              CHAIRMAN OF THE BOARD


--------------------------------------------------------------------------------


                                     IMPORTANT

     A Proxy Statement and Proxy Card are submitted herewith. All stockholders are urged to complete and mail the enclosed Proxy Card promptly. The enclosed envelope for return of proxy requires no postage. Any stockholder attending the meeting may personally vote on all matters that are considered, in which event the signed Proxy Card is revoked.


--------------------------------------------------------------------------------


                     IT IS IMPORTANT THAT YOUR STOCK BE VOTED.

                      UTILX-Registered Trademark- CORPORATION

                                 22820 RUSSELL ROAD
                                  P. O. BOX 97009
                            KENT, WASHINGTON  98064-9709

                                  ----------------


                   NOTICE OF 1998 ANNUAL MEETING OF STOCKHOLDERS

                                   JULY 31, 1998

                                  -----------------

To the Stockholders:

     The 1998 Annual Meeting of Stockholders of the UTILX Corporation will be held at 3:00 p.m., Pacific Daylight Time, on Friday, July 31, 1998, at the Hawthorn Suites Hotel, Centercourt Room, 6329 South 212th, Kent, Washington 98032, for the following purposes:

     I. To elect three (3) directors to hold office until their successors are elected and qualified (pages 2 - 3 of enclosed Proxy Statement);

     II. To transact such other business as may properly come before the meeting.

     The nominees for directors are set forth in the enclosed Proxy Statement.

     June 2, 1998 has been fixed as the record date for the 1998 Annual Meeting. Only stockholders of record at the close of business on that date will be entitled to notice of and to vote at the meeting.

     ALL STOCKHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON, BUT EVEN IF YOU EXPECT TO BE PRESENT AT THE MEETING, YOU ARE REQUESTED TO MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PAID ENVELOPE PROVIDED TO ASSURE YOUR REPRESENTATION. STOCKHOLDERS ATTENDING THE MEETING MAY VOTE IN PERSON EVEN IF THEY HAVE PREVIOUSLY SENT IN A PROXY CARD.

                                       By Order of the Board of Directors


                                       Thomas L. Markl
                                       SENIOR VICE PRESIDENT AND SECRETARY

Kent, Washington
June 26, 1998

                  THE 1998 ANNUAL REPORT OF THE UTILX CORPORATION
                         ACCOMPANIES THIS PROXY STATEMENT.

                      UTILX-Registered Trademark- CORPORATION

                                  ----------------

                                  PROXY STATEMENT

                                  ----------------


GENERAL

     The enclosed Proxy is solicited by the Board of Directors (the "Board of Directors" or the "Board") of UTILX Corporation ("UTILX" or the "Company") for use at the 1998 Annual Meeting of Stockholders to be held at 3:00 p.m., Pacific Daylight Time, on Friday, July 31, 1998, at the Hawthorn Suites Hotel, Centercourt Room, 6329 South 212th, Kent, Washington 98032, and at any adjournment or adjournments thereof. Only stockholders of record of common stock of UTILX Corporation, par value $0.01 per share (the "Common Stock"), at the close of business on June 2, 1998, will be entitled to vote at the 1998 Annual Meeting of Stockholders. On that date, the Company had outstanding 7,407,760 shares of Common Stock.

     The address of the Company's principal executive offices is 22820 Russell Road, Kent, Washington 98032 and the mailing address is P.O. Box 97009, Kent, Washington 98064-9709. This Proxy Statement and the accompanying Proxy Card are being mailed to the stockholders of the Company on or about June 26, 1998.

VOTING

     Each share of Common Stock outstanding on the record date of June 2, 1998, is entitled to one vote at the 1998 Annual Meeting of Stockholders. Under Delaware law and the Company's Certificate of Incorporation, if a quorum is present at the meeting the nominees for election as directors must be elected by a plurality vote. In the election of directors, shares that are not voted for the election of directors will not count in determining the total number of votes for each nominee.

     Stockholders do not have the right to cumulate their votes in the election of directors. The three nominees who receive the greatest number of votes cast for the election of directors by shares entitled to vote and present in person or by proxy at the Annual Meeting of Stockholders will be elected directors. In an uncontested plurality election such as this, abstentions will have no effect, since approval by a specified percentage of shares present or outstanding is not required. Because brokers have discretion to vote shares of common stock held on behalf of beneficial owners if no instructions are received about how to vote such shares, there will be no "broker non-votes" in the election of directors.

     SHARES FOR WHICH PROXIES ARE PROPERLY EXECUTED AND RETURNED WILL BE VOTED AT THE MEETING IN ACCORDANCE WITH THE DIRECTIONS NOTED THEREON, AND IN THE ABSENCE OF DIRECTIONS TO THE CONTRARY, SUCH SHARES WILL BE VOTED (i) "FOR" THE ELECTION OF THE NOMINEES FOR THE BOARD OF DIRECTORS NAMED IN THE FOLLOWING PAGES, PROVIDED THAT IF SUCH NOMINEES SHOULD BECOME UNAVAILABLE FOR ELECTION FOR ANY REASON, SUCH SHARES WILL BE VOTED FOR THE ELECTION OF A SUBSTITUTE NOMINEE AS THE BOARD OF DIRECTORS MAY PROPOSE.

REVOCATION

     Any stockholder giving a Proxy may revoke it at any time before it is voted by delivering to the Secretary of the Company either a written notice of revocation or a duly executed Proxy bearing a later date than the original proxy, or by attending the meeting and electing to vote in person.

                          I.  PROPOSAL TO ELECT DIRECTORS

BOARD OF DIRECTORS

     The Company's Board of Directors currently consists of seven directors who, in accordance with the Company's By-laws, are divided into three classes. The provision is designed to ensure that approximately one-third of the Board is eligible for reelection in any given year. At the 1998 Annual Meeting of Stockholders, three directors will be elected to serve for a term of three years, expiring in 2001. The remaining four directors are divided into two classes of two directors each, respectively, whose terms expire in 1999 and 2000, respectively. The directors elected will continue in office until a successor has been elected or until resignation or removal in the manner provided by the By-laws of the Company. The names of the nominees and continuing members of the Board of Directors are listed on pages 2 through 3. Shares represented by a properly executed Proxy in the form of the accompanying Proxy Card will be voted for such nominees. However, discretionary authority is reserved to vote such shares in the best judgment of the persons named in the Proxy in the event that any person other than the nominees listed below is to be voted upon at the meeting due to the unavailability of the nominees so listed.

     All persons named below are directors of the Company at the present time. No family relationships exist between any nominees, directors or executive officers of the Company.


BOARD RECOMMENDED NOMINEES

     The names of the nominees for the Board of Directors, together with certain information regarding them, are as follows:

     CRAIG E. DAVIES (age 55) has been a director of the Company and President and Chief Executive Officer since April 1994. Mr. Davies' term as a director expires in 1998. From May 1993 to April 1994, he was employed by Sithe Energies, a developer, owner and operator of independent electric power generating facilities, most recently as Vice President and Chief Operating Officer. From August 1985 to May 1993, he was President and Chief Executive Officer of North American Energy Services Company, a utility services company, and from April 1987 to November 1992, he served as Chairman of the Board.

     JOHN D. DURBIN (age 63) has been a director of the Company since April 1997. Mr. Durbin's term as a director expires in 1998. Mr. Durbin has been a Principal of Olympic Capital Partners, an investment banking firm, since 1996 and is a general Partner of John Durbin & Associates, a 25 year old firm which owns and manages commercial and agricultural real estate. Previously, he was Chairman, President and Chief Executive Officer of Bellevue-based Hostar International, a hotel equipment manufacturer, which he co-founded in 1988. In addition, he is a board member of several Northwest companies, including Puget Sound Energy, Inc. and ConnexT, Inc., and is a member of the Advisory Board of Barclay Dean Interiors, Inc. and Glant Pacific Companies. Mr. Durbin's community service includes being a member of the Board of Trustees of Seattle University and a board member of Children's Hospital Foundation, Junior Achievement of Greater Seattle and the Medic One Foundation. He is a past Chairman of United Way of King County and past President of the Seattle Rotary Club.

     WALTER M. HIGGINS (age 53) has been a director of the Company since January 1998. Mr. Higgins' term as a director expires in 1998. Mr. Higgins was named President and Chief Executive Officer of AGL Resources, Inc., an Atlanta-based energy holding company in January 1998. He joined Sierra Pacific Resources, a utility holding company in late 1993, and was named Chairman of the Board, President and Chief Executive Officer in January 1994. He also served as President and Chief Executive Officer of Sierra Pacific Power Co., a subsidiary of Sierra Pacific Resources. Prior to joining Sierra Pacific Resources, he was President and Chief Operating Officer of Louisville Gas and Electric Co., the principal subsidiary of LG&E Energy, a Louisville, Kentucky-based utility holding company. Mr. Higgins joined Louisville Gas & Electric Co. in 1991 after nearly 14 years with Portland General Electric Co. in Portland, Oregon. In addition, he is a board member of AGL Resources, Inc. and AEGIS, Ltd., an insurance company, and serves on the board of trustees of several business and community organizations.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE ABOVE NOMINEES FOR THE BOARD OF DIRECTORS.


CONTINUING MEMBERS OF THE BOARD OF DIRECTORS

     The names of the continuing members of the Board of Directors, together with certain information regarding them, are as follows:

     STANLEY J. BRIGHT (age 58) has been a director of the Company since January 1995. Mr. Bright's term as a director expires in 1999. Mr. Bright has been Chairman, President and Chief Executive Officer of MidAmerican Energy Company, a utility company, since June 1997. He previously served as President and Chief Executive Officer since July 1996 and as President, Office of the Chief Executive Officer since the July 1, 1995 formation of MidAmerican Energy in the merger of Iowa-Illinois Gas and Electric Company and Midwest Resources, Inc. He had been Chairman, President and Chief Executive Officer of Iowa-Illinois Gas and Electric Company, a utility company, since May 1991. Mr. Bright served as President and Chief Operating Officer of Iowa-Illinois Gas and Electric Company from April 1990 to April 1991 and Vice President-Finance and Chief Financial Officer from September 1986 to March 1990. Mr. Bright is also a director of Utech Venture Capital Corporation, Genesis Health System, Des Moines Development Corporation, Norwest Bank Iowa, N.A., St. Ambrose University in Davenport, Iowa, the Iowa College Foundation and the Iowa Business Council, and is a member of the Board of Visitors of the College of Business Administration of the University of Iowa. In addition, he is a director of the Edison Electric Institute, the Illinois Energy Association, the Iowa Utility Association and the North Central Electric Association.

     JOHN W. ELLIS (age 69) has been a director of the Company since August 1988. Mr. Ellis' term as a director expires in 2000. He is also Chief Executive Officer of the Baseball Club of Seattle. Since 1969, he has been a director of Puget Sound Energy, Inc. (formerly Puget Sound Power & Light Company), a diversified gas and electric utility, where he was President from 1976 to 1987, and Chief Executive Officer from 1976 until his retirement in 1993. Mr. Ellis is also a director of Washington Mutual Savings Bank, a banking company, SAFECO Corporation, an insurance company, and AEGIS, Ltd., an insurance company, and serves as Chairman of the Board of Trustees of Seattle University. He is past Chairman of the Edison Electric Institute and the Electric Power Research Institute.

     ROBERT E. RUNICE (age 68) has been a director of the Company since November 1988. Mr. Runice's term as a director expires in 2000. Mr. Runice is a private investor and business consultant. From 1983 until his retirement in 1991, Mr. Runice had been Vice President of U S WEST Inc., a diversified telecommunications company, and President of its Commercial Development Division. Mr. Runice is also a director of The Bombay Company, Inc., a specialty retail company, and Tandy Brands Accessories, Inc., a manufacturer of men's, women's and boys' accessories.

     WILLIAM M. WEISFIELD (age 56) has been a director of the Company since January 1995, and Chairman of the Board since January 1996. Mr. Weisfield's term as a director expires in 1999. Mr. Weisfield has been Senior Vice President of Benaroya Capital Company, a privately held investment company specializing in development of Pacific Northwest real estate and other investments, since January 1, 1994. Mr. Weisfield previously served as Chief Operating Officer for Robbins Company, an underground tunnel boring manufacturing company from November 1992 to December 1993. Mr. Weisfield also acts as a director of Lindal Cedar Homes, Inc., Lifespan Biosciences, Inc. and the Downtown Seattle Association, and is president-elect of the Downtown Seattle Rotary Club and serves as a Regent of Seattle University.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has established standing committees, including an Audit Committee, a Compensation Committee and a Nominating and Organization Committee. All committees are responsible to the full Board of Directors and their activities are therefore subject to approval of the Board of Directors.
As provided in the Company's By-laws, each committee is appointed annually by the Board of Directors and consists of not less than three directors, at least a majority of whom must be independent and not members of management. The functions performed by these Committees are summarized as follows:

     AUDIT COMMITTEE. The Audit Committee reviews and makes recommendations regarding the selection of outside auditors, the scope and results of the annual audit, internal controls, procedures and the adequacy of staff for the safeguard of the Company's assets, related-party transactions, potential conflicts of interest and compliance with corporate policies including the Company's Code of Ethical Conduct. The members of the Audit Committee are John D. Durbin (Chairman), Robert E. Runice and William M. Weisfield. The Audit Committee met six times during fiscal year 1998.

     COMPENSATION COMMITTEE. The Compensation Committee reviews and makes recommendations regarding compensation, including salaries and other incentives, of directors, officers and other executives of the Company. Those members of the Compensation Committee who are "nonemployee directors" within the meaning of the rules adopted under Section 16 of the Securities Exchange Act of 1934, as amended, and "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, also act as plan administrator of the Company's stock option plans. The members of the Compensation Committee are Robert E. Runice (Chairman), John W. Ellis, John D. Durbin and Walter M. Higgins. The Compensation Committee met four times during fiscal year 1998.

     NOMINATING AND ORGANIZATION COMMITTEE. The Nominating and Organization Committee reviews and makes recommendations regarding the size and composition of the Board of Directors, nominees for directors, election of officers and the organization of the Company. The Nominating and Organization Committee also considers nominees for directors recommended by any stockholder of the Company. Any stockholder desiring to do so must mail a written recommendation and any comments to the Chairman of the Nominating and Organization Committee addressed in care of the Secretary of the Company at the Company's corporate offices at P.O. Box 97009, Kent, Washington 98064-9709. The members of the Nominating and Organization Committee are John W. Ellis (Chairman), Stanley J. Bright and Robert E. Runice. The Nominating and Organization Committee met three times during fiscal year 1998.


FISCAL YEAR 1998 DIRECTOR MEETING ATTENDANCE

     During fiscal year 1998, there were seven meetings of the Board of Directors. Each director attended at least 80% of the total number of the meetings of the Board of Directors and the Committees of the Board of Directors on which each such director served.


DIRECTOR COMPENSATION

     Directors who are employees of the Company do not receive any fees for their services as directors. Directors of the Company who are not employees are paid a quarterly retainer of $1,500 and committee chairpersons are paid an additional quarterly retainer of $500. Nonemployee directors are also paid $500 for each Board of Directors meeting and $400 for each committee meeting attended in person and one-half of those amounts for participation in telephonically conducted meetings, plus reimbursement of expenses incurred in attending such meetings. The Chairman, also a nonemployee director, receives a yearly retainer of $35,000 for his services as Chairman. For extraordinary services beyond those incidental to service on the Board and its committees, nonemployee directors receive fees for work on matters specially requested by the Board at a rate of $125 per hour with a daily minimum of $500 and a daily maximum of $1,000.

     The Company has also adopted the 1987 Restated Stock Option Plan for Nonemployee Directors (the "1987 Director Plan"), which provides for the grant of options to acquire up to an aggregate 300,000 shares of Common Stock to nonemployee directors. Pursuant to the 1987 Director Plan, each nonemployee director receives an option to purchase 10,000 shares of Common Stock upon initial appointment to the Board, which options vest 40% one year after the date of grant and 20% each year thereafter. Each nonemployee director then automatically receives annually an option to purchase 5,000 shares of Common Stock, concurrently with each year's Annual Meeting of Stockholders. Such options vest upon the date of grant. All grants under the 1987 Director Plan are made at an exercise price equal to the fair market value of the Common Stock on the date of grant. The purpose of the 1987 Director Plan is to help the Company attract and retain qualified nonemployee directors.

STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS, OFFICERS AND DIRECTORS

     The following table sets forth as of June 2, 1998 (unless otherwise noted below) information regarding the beneficial ownership of the Common Stock by each stockholder who, to the Company's knowledge, owned more than 5% of the outstanding Common Stock, by each of the directors, nominees and by each of the executive officers named in the Summary Compensation Table, and by all directors and executive officers, as a group. Each of the named persons and members of the group has sole voting and investment power with respect to the shares shown, except as stated below.

                                                                      BENEFICIAL OWNERSHIP OF COMMON STOCK
                                              ------------------------------------------------------------------------
                                                                      Options and Other
                                              Outstanding Shares      Rights Exercisable
                                               of Common Stock          Within 60 Days                      Percent of
Name and Address* of Beneficial Owner         Beneficially Owned       of June 2, 1998           Total       Class(1)
-----------------------------------------     -------------------     -------------------      ---------    ----------
Dawson-Samberg Capital Management Inc.(2)          535,000                      0                535,000       7.22%
354 Pequot Avenue
Southport, CT  06490

Dimensional Fund Advisors Inc.(3)                  517,500                      0                517,500       6.99%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA  90401

UVCC Fund I                                        435,293                      0                435,293       5.88%
Suite 1040
6110 Executive Boulevard
Rockville, MD  20852

Craig E. Davies                                    136,800                 74,467(4)             211,267       2.82%
Stanley J. Bright                                  435,293                 18,000(6)             453,293(5)    6.10%
MidAmerican Energy Company
P.O. Box 657
Des Moines, IA  50303-0657

John D. Durbin                                           0                 14,000(6)              14,000        **

John W. Ellis                                            0                 60,000(6)              60,000        **

Walter M. Higgins                                        0                  5,000(6)               5,000        **

Robert E. Runice                                     4,000                 45,000(6)              49,000        **

William M. Weisfield                                 5,000                 28,000(6)              33,000        **

Thomas L. Markl                                     38,289                 47,287(7)              86,576       1.15%

Larry D. Pihl                                        6,000                 34,633(8)              40,633        **

All directors and executive
  officers, as a group (13 persons)                 631,798                417,653              1,049,451     13.41%

NOTES TO BENEFICIAL OWNERSHIP TABLE:

     - Addresses are listed of owners of more than 5% of the outstanding Common Stock.

     --  Less than 1% of the outstanding Common Stock.

     (1) In calculating the percentage ownership of any stockholder holding options or other rights exercisable within 60 days of June 2, 1998, it is assumed that such options or rights were exercised.

     (2) Dawson-Samberg Capital Management, Inc. ("Dawson-Samberg") has beneficial ownership of these shares through an investment management agreement which grants to Dawson-Samberg the power to vote and dispose of the shares.

     (3) Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 517,500 shares of the Company's common stock as of March 31, 1998, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

     (4) Consists of options to purchase 20,000 shares of Common Stock granted under the Company's 1984 Restated Stock Option Plan (the "1984 Plan") and options to purchase 54,467 shares of Common Stock granted under the Company's 1994 Option and Restricted Stock Plan (the "1994 Plan").

     (5) Includes 435,293 shares owned by UVCC Fund I which may be deemed beneficially owned by Mr. Bright. Utech Venture Capital Corporation has a majority interest in the UTILX Common Stock held in UVCC Fund I. Mr. Bright serves as a board member of Utech Venture Capital Corporation. Mr. Bright disclaims beneficial ownership of such shares.

     (6) Consists of options to purchase shares of Common Stock granted under the 1987 Director Plan and includes options to purchase 5,000 shares of Common Stock that will automatically be granted on July 31, 1998. See "Director Compensation."

     (7) Consists of options to purchase 8,000 shares of Common Stock granted under the 1984 Plan and options purchase 39,287 shares of Common Stock granted under the 1994 Plan.

     (8) Consists of options to purchase shares of Common Stock granted under the 1994 Plan.


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who beneficially own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "Commission"). Officers, directors and greater than 10% stockholders are required by Commission regulation to furnish the Company with copies of all Section16(a) forms that they file.

     Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no forms were required for those persons, the Company believes that during the 1996, 1997 and 1998 fiscal years all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with, other than one late filing relating to the tax withholding of Mr. Scott Reynolds, an officer, and one late filing relating to a cashless exercise transaction by Mr. Stanley Bright, a director.

                             II.  OTHER MATTERS


     The Company knows of no other matters that are likely to be brought before the meeting. If, however, other matters not now known or determined come before the meeting, the persons named in the enclosed Proxy Card or their substitutes will vote such Proxy in accordance with their judgment in such matters.

EXECUTIVE COMPENSATION

     The following table summarizes the compensation paid to the Company's Chief Executive Officer and the other most highly compensated executive officers whose salary and bonuses exceeded $100,000 (the "named executive officers") for services rendered in fiscal year 1998 and the two prior fiscal years:

                          SUMMARY COMPENSATION TABLE
                          --------------------------

                                                Annual                     Long-Term
                                              Compensation                Compensation
                                         ------------------------     ---------------------
    Name and                                                          Securities Underlying          ALL OTHER
Principal Position          Year(1)      Salary ($)     Bonus ($)       Options Awarded (#)        Compensation ($)
------------------------    --------     ---------      ---------     ---------------------        ----------------
Craig E. Davies              1998         $235,000       $     0             50,000                   $ 5,959(2)
  President/Chief            1997         $205,398       $37,900             57,000                   $ 6,988(2)
  Executive Officer          1996         $200,000       $     0             25,000                   $ 3,557(2)

Thomas L. Markl(3)           1998         $138,467       $     0             35,000                   $ 4,450(4)
  Senior Vice President      1997         $116,553       $15,000             50,000                   $ 3,720(4)
  Corporate Secretary        1996         $110,000       $     0             12,700                   $ 3,127(4)

Larry D. Pihl(5)             1998         $114,235       $     0             25,000                   $ 3,510(6)
  Vice President/CFO         1997         $ 99,814       $ 7,400             40,000                   $ 3,036(6)
  Controller/Treasurer       1996         $ 87,877       $     0             10,500                   $ 1,630(6)

------------------------
(1) The Company's fiscal year ended March 31 of the year identified.

(2) Consists of $4,910 for Company matching contributions to qualified benefit plans ("Company matching contributions") and $1,049 for taxable life insurance benefits ("insurance benefits") for 1998; $6,124 and $864, respectively, for 1997 and $2,693 and $864 respectively for 1996.

(3) Mr. Markl became an executive officer of the Company on June 1, 1994.

(4) Consists of $4,154 for Company matching contributions and $296 for insurance benefits for 1998; $3,497 and $223, respectively, for 1997 and $2,920 and $207, respectively, for 1996.

(5) Mr. Pihl became an executive officer of the Company on July 1, 1994.

(6) Consists of $3,427 for Company matching contributions and $83 for insurance benefits for 1998, $2,975 and $61, respectively, for 1997 and $1,592 and $38, respectively, for 1996.

The following tables set forth information concerning option grants and exercises during the Company's 1998 fiscal year to or by the named executive officers and the value of the options held by such officers as of March 31, 1998:

                           OPTION GRANTS IN FISCAL YEAR 1998

                                      INDIVIDUAL GRANTS                             Potential Realizable
                    -----------------------------------------------------------      Value at Assumed
                                   % of Total                                         Annual Rates of
                    Number of       Options                                             Stock Price
                    Securities     Granted to                                           Appreciation
                    Underlying     Employees                                         for Option Term(2)
                     Options       in Fiscal      Exercise Price     Expiration     --------------------
     Name            Granted       Year 1998       Per Share(1)       Date(1)          5%          10%
     ----           ----------     ----------     --------------     ----------     --------     --------
Craig E. Davies       50,000         18.7%            $4.625          7/24/07       $145,432     $368,553

Thomas L. Markl       35,000         13.1%            $4.625          7/24/07       $101,802     $257,987

Larry D. Pihl         25,000          9.4%            $4.625          7/24/07       $ 72,716     $184,276

------------------------
(1) The exercise price for the options is the fair market value of the Common Stock on the date of grant. Exercise of an option requires payment in cash of the exercise price. The options have a term of 10 years and become exercisable in three equal annual installments beginning one year after the date of grant, subject to acceleration upon the occurrence of certain transactions, including certain mergers and other business combinations involving the Company. The Compensation Committee also has the authority to accelerate exercisability before the originally designated exercise date(s). THe exercise price may be paid by the delivery of already owned shares or a full-recourse promissory note, and tax withholding obligations relating to exercise may be paid by the delivery of already owned shares or by offsetting the underlying shares, subject to certain conditions.

(2) The dollar amounts under these columns are the result of calculations at the 5% and 10% assumed appreciation rates set by the Securities and Exchange commission and therefore are not intended to forecast possible future appreciation, if any, in the price of the Common Stock.


               AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1998
                   AND 1998 FISCAL YEAR-END OPTION VALUES

                     Number of Securities Underlying       Value of Unexercised
                               Unexercised                in-the-Money Options at
Name                  Options at March 31, 1998(1)           March 31, 1998(2)
----                 -------------------------------    ----------------------------
                     Exercisable       Unexercisable    Exercisable    Unexercisable
                     -----------       -------------    -----------    -------------
Craig E. Davies        36,400             120,600         $57,950         $216,175

Thomas L. Markl        21,080              86,620         $43,565         $169,723

Larry D. Pihl          15,200              65,300         $35,325         $134,238

------------------------
(1) Consists of options granted under the 1984 Plan and the 1994 Plan.

(2) Based on a closing price of $5.50 per share on March 31, 1998.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

     EMPLOYMENT AGREEMENTS. The Company has entered into term employment agreements with Craig E. Davies, Thomas L. Markl and Larry D. Pihl. All of the agreements establish starting annual base salary and eligibility to participate in Company bonus and stock plans. The agreements obligate the Company to continue employment and compensation of each such executive officer for one year from the effective date of the agreement and for successive one-year periods thereafter unless terminated upon 60 days' notice prior to the anniversary date of the agreement. In addition, if the Company terminates the executive officer's employment during the term of the agreement for reasons other than "cause" or if the executive officer terminates employment for "good reason" or within 180 days of a "change of control" of the Company (as the foregoing terms are defined in the agreements), the Company will be obligated to make certain termination payments to the affected executive officer, including one year's severance pay and continuation of medical benefits for one year, or until full-time employment of the executive officer, which ever comes first.

     The employment agreement with Mr. Davies, effective April 1, 1994, established an initial annual base salary of $200,000. The agreement required the Company to grant to Mr. Davies at the commencement of his employment options to purchase 25,000 shares of Common Stock under the 1984 Plan and 15,000 shares of restricted Common Stock under the 1994 Plan.

     The employment agreement with Mr. Markl, effective June 1, 1994, established an initial annual base salary of $105,000. The agreement required the Company to grant to Mr. Markl at the commencement of his employment options to purchase 10,000 shares of Common Stock and 6,000 shares of restricted Common Stock under the 1994 Plan.

     The employment agreement with Mr. Pihl, effective July 1, 1994, established an initial annual base salary of $72,000. The agreement required the Company to grant to Mr. Pihl at the commencement of his employment options to purchase 5,000 shares of Common Stock under the 1994 Plan and 3,000 shares of restricted Common Stock under the 1994 Plan.

     AMENDED AND RESTATED 1994 OPTION AND RESTRICTED STOCK PLAN  (the 1994
Plan). The 1994 Plan provides that upon a Change of Control each outstanding option will automatically become exercisable in full for the total remaining number of shares covered by the option. A "Change of Control" is defined in the 1994 Plan as: (i) a change in the Board of Directors such that a majority of the seats on the Board are occupied by individuals who were neither nominated by a majority of the Incumbent Directors of the Company then in office nor appointed by directors so nominated; (II) the acquisition by any person (other than the0 Company or a Company employee benefit plan) of, in the case of transactions not approved by a majority of the Incumbent Directors, 20% or more of the combined general voting power of the Common Stock and any other voting securities of the Company and, in the case of other transactions, 33% or more of such combined voting power; or (III) the approval by the stockholders of the Company of a business combination, other than a business combination in which all or substantially all the stockholders of the Company receive or hold 60% or more of the stock of the corporation resulting from the Business Combination in substantially the same proportions as their ownership before the Business Combination, no holder has more than 33% of the combined voting power of the capital stock of the resulting corporation and at least a majority of the board of directors of the resulting corporation are Incumbent Directors or were approved by a majority of the Incumbent Directors.

     1984 STOCK OPTION PLANS. The 1984 Restated Stock Option Plan and the 1984 Restated Nonqualified Stock Option Plan provide that upon the occurrence of certain transactions, including certain mergers and other business combinations involving the Company, outstanding options will be fully exercisable. Such options, if not exercised, will then terminate upon consummation of such transactions. In the alternative, at the discretion of the Company and the corporation(s) participating in such transactions, such options may be assumed by the acquiring or surviving corporation.

COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Board of Directors (the "Committee") is composed entirely of directors who are not employees of the Company. Current members of the Committee are Robert E. Runice, Chairman, John W. Ellis, John D. Durbin and Walter M. Higgins. None of the members of the Committee participate in the compensation programs described in this report.

     PHILOSOPHY, PROCEDURES AND GENERAL POLICIES. In determining executive compensation, the Committee and the Board are guided by the following objectives:

     - Attracting, retaining and motivating highly qualified and committed executives.

     - Using the competitive employment marketplace as a guide to assessing and establishing compensation levels.

     - Determining total compensation to a meaningful degree by returns to the Company's stockholders.

     - Exercising appropriate discretion and judgment in making individual compensation determinations based on the performance and particular employment position of the affected executive, the current economic and business circumstances of the Company, and the prevailing conditions in the relevant employment marketplace.

     - Encouraging executives to obtain and hold an equity stake in the Company.

     The responsibility of the Committee is to review and make recommendations regarding executive compensation to the Board of Directors. The Board of Directors exercises final authority with respect to approval of executive compensation, except with regard to grants under the Company's stock plans for which the Committee has final authority. The Committee and the Board also specifically approve the compensation of individual executives, including any merit or promotional adjustments, and individually review the performance of those executives on at least an annual basis. Base salary increases are based upon the results of such performance reviews and, for executives other than the President and Chief Executive Officer, such increases are also based upon the recommendation of the President and Chief Executive Officer. During fiscal year 1998, the Committee used the services of an independent executive compensation consultant to assist the Committee in evaluating the Company's executive compensation programs and practices and to recommend changes for future years.


     EXECUTIVE COMPENSATION PLAN. Under the Company's fiscal year 1998 Executive Compensation Plan, executive compensation consisted of the following components:

     -    annual base salary

     -    annual incentive bonus

     - long-term compensation in the form of stock option grants and restricted stock


     In establishing this plan, comparative executive compensation information was collected by the Company using both publicly available sources as well as compensation surveys produced by independent, outside compensation firms. That information included, but was not specifically limited to, the group of companies comprising the peer issuers index in the Stock Performance Graph. See footnote 2 to "Stock Performance Graph" below.

     ANNUAL COMPENSATION -- BASE SALARIES. The Company seeks to establish base salaries of executives at median levels in those employment markets within which the Company competes in order to recruit and retain qualified executive employees. The Company reviews base salaries of each executive periodically, generally on an annual basis, to ensure that the Company remains competitive. Such annual reviews, conducted in conjunction with annual merit reviews, are to provide the basis for assessments of base salary and adjustments.

     The Committee considers recommendations from the President and Chief Executive Officer when making adjustments to executive salaries. The Committee also considers the initial base salaries set forth in the employment agreements of certain executives and such variables as relative responsibility, expertise, past years' compensation and performance, and comparative market data, including median salary data for similar positions within the industry. In light of the Company's overall performance, general salary increases have not yet been granted to the executive group in 1998, with the exception of one salary increase to reflect an adjustment to market level. This salary increase was approved by the Committee and the Board.

     ANNUAL COMPENSATION -- ANNUAL INCENTIVE BONUSES. The Committee has an established program of annual cash incentives to executives in the form of performance awards. This program is intended to encourage achievement of certain goals developed and specified at the beginning of the fiscal year. A performance award target is established for each participating executive, based on median competitive levels in those employment markets within which the Company competes. Performance awards are to be distributed out of a performance award fund whose size is determined by the success of the management group as a whole in achieving the annual financial goals of the Company. If Company goals are met, the performance award fund is divided among all participating executives based on their respective performance award targets. Although performance award targets are specified at the beginning of the fiscal year, the relative share of the performance award fund received by a specific executive may be increased or decreased at the time of distribution of performance awards, based upon an assessment by the Board and Committee of the individual's performance.

     In April 1997, the Board and the Committee established performance award targets for executives for fiscal year 1998 ranging from 20% to 50% of earned base salary and established Company performance goals relating to achieving profitability of specific profit centers and the entire Company. These goals were not reached during fiscal year 1998 and therefore no performance awards were paid to executive officers.

     LONG-TERM COMPENSATION -- STOCK PLANS. Long-term incentives are designed to link management reward with the long-term interest of the Company's stockholders. Currently, the Company grants stock options and restricted stock as long-term incentives.

     In fiscal 1998, the Committee and the Board granted a total of 267,500 stock options, based on fiscal 1997 performance, to executive officers and senior managers. These options were scheduled to vest five years after the grant date, and eligible for accelerated vesting over a three year period upon achieving certain stock price appreciation targets. In light of the Company's overall performance, further stock option awards have not yet been granted to the existing executive officers and senior managers.

     In fiscal 1998, the Committee and the Board approved an Exempt Employee Stock Option Plan, designed to make every salaried employee of the Company eligible for annual nonqualified stock option awards upon achievement of individual performance objectives. Over 150 of the Company's employees are eligible for this incentive plan. The objective of this plan is to incent a broader group of Company employees to pursue objectives aligned with the interests of outside shareholders.

     COMPENSATION OF CHIEF EXECUTIVE OFFICER. In April 1994, Craig Davies was elected President and CEO. Mr. Davies currently receives an annual base salary of $235,000 and a performance-based target bonus of up to 50% of annual base salary. Under certain conditions, a performance-based bonus award can be increased beyond the target amount by the Committee. Pursuant to his employment agreement, the Company granted Mr. Davies at the commencement of his employment 15,000 shares of restricted Common Stock under the 1994 Plan and options to purchase 25,000 shares of Common Stock under the 1984 Plan. In fiscal year 1998, Mr. Davies was granted the option to purchase an additional 50,000 shares of Common Stock under the 1994 Plan.

     The compensation package for Mr. Davies was determined with the assistance of a compensation consultant and was based upon a number of factors, including market data indicating median salaries and annual bonuses for similar positions in the employment market within which the Company competes. In determining compensation, the Committee considered Mr. Davies' expertise and relevant operational experience as well as his demonstrated achievement in prior positions.

     CAP ON COMPANY DEDUCTIONS FOR CERTAIN COMPENSATION. Under Section 162(m) of the Code, certain compensation payments in excess of $1 million are subject to a cap on deductibility for the Company. The limitation on deductibility applies with respect to that portion of a compensation payment for a taxable year in excess of $1 million to either the Company's chief executive officer or any one of the other four highest paid executives. Certain performance-based compensation is not subject to the cap on deductibility. Options can qualify for this performance-based exception, but only if they are granted at fair market value, the total number of shares that can be granted to an executive for any period is stated, and stockholder and Board approval is obtained. Restricted stock does not satisfy the definition of performance-based compensation unless the lapse of the Restricted Period is based on the attainment of specified performance goals approved by the issuer's stockholders. Restricted stock grants under the 1994 Plan will not satisfy the performance-based criteria. The option portion of the 1994 Plan is intended to comply with the performance-based criteria.

     COMPENSATION COMMITTEE MEMBERS. The foregoing report has been provided by the Compensation Committee of the Board of Directors.

     Robert E. Runice (Chairman)
     John W. Ellis
     John D. Durbin
     Walter M. Higgins

STOCK PERFORMANCE GRAPH

     The graph below compares for each of the last five fiscal years ending March 31, 1998 the cumulative total return of the Company, The Nasdaq Stock Market index and the SIC 1600 - 1699 index. The cumulative total return of Common Stock assumes $100 invested on March 31, 1993 in UTILX Common Stock and for the comparator indices that all dividends are fully reinvested. The Company has paid no dividend during the period indicated.

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
        UTILX CORPORATION, NASDAQ INDEX,(1) AND SIC 1600 - 1699 INDEX(2)


                    1993      1994      1995      1996      1997      1998
                    -----     -----     -----     -----     -----     -----
UTILX               100.0     136.4      69.7      48.5     106.1     133.3
NASDAQ              100.0     107.9     120.1     163.0     181.2     275.0
SIC 1600 - 1699     100.0      97.4      96.1     122.6     219.8     379.6


------------------------
(1) Broad market index consisting of all United States companies traded on The Nasdaq Stock Market during the period indicated.

(2) Peer issuers index consisting of all United States companies traded on The Nasdaq Stock Market during the period indicated, including the Company, whose Standard Industrial Classification ("SIC") code is within Major Group 16, "Heavy Construction other than Building Construction-Contractors." The Company's SIC code is 1623, "Water, Sewer, Pipeline and Communications and Power Line Construction." The following companies (and their ticker symbols) comprise the group of peer issuers: Guy F. Atkinson Company of California (ATKN); Burnup & Sim, Inc. (BSIM); Cerbco, Inc. (CERB); Devcon International Corporation (DEVC); Enviroq Corporation (EROQ); Euroweb International Corporation (EWEB); Global Industries, Limited (GLBL); Granite Construction, Inc. (GCCO); Harding Associates, Inc. (HRDG); Hungarian Teleconstruction Corporation (HTEL); Insituform East, Inc.
    (INEI); Insituform Mid America, Inc. (INSMA); Insituform Technologies, Inc. (INSUA); International Fibercom, Inc. (IFCI); Mastec, Inc. (MASX); Meadow Valley Corporation (MVCO); Naylor Industries, Inc. (NALR); Noxso Corporation (NOXO); and UTILX Corporation (UTLX).

                              EXPENSES OF SOLICITATION


     Proxies may be solicited by officers, directors and regular supervisory and executive employees of the Company, none of whom will receive any additional compensation for their services. Proxies may be solicited personally or by mail, telephone, telex, telegraph or messenger. The Company will also pay persons holding shares of the Common Stock in their names or in the names of the nominees, but not owning such shares beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding soliciting materials to their principals. All of the costs of the solicitation of Proxies will be paid by the Company.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has selected Coopers & Lybrand L.L.P., certified public accountants, to act as independent auditor of the Company for the fiscal year ending March 31, 1999. Coopers & Lybrand L.L.P. has been auditor of the Company since 1986.

     A representative of Coopers & Lybrand L.L.P. is expected to be present at the Annual Meeting of Stockholders, with the opportunity to make a statement, if the representative so desires, and is expected to be available to respond to appropriate questions from stockholders.

                             PROPOSALS OF STOCKHOLDERS

     The Company intends to hold its 1999 Annual Meeting of Stockholders on approximately July 30, 1999. In order for proposals of stockholders to be considered for inclusion in the Proxy Statement and Proxy for the 1999 Annual Meeting of Stockholders, such proposals must be received by the Secretary of the Company no later than March 2, 1999.

                                 1998 ANNUAL REPORT

     A copy of the Company's 1998 Annual Report for the year ended March 31, 1998, as filed with the Securities and Exchange Commission is being mailed with this Proxy Statement to each stockholder of record as of June 2, 1998. Any stockholder not receiving this report will be provided such report without charge by submitting a written request therefor addressed to Secretary, UTILX Corporation, P.O. Box 97009, Kent, Washington 98064-9709, (253) 395-0200
(telephone), (253) 395-1040 (facsimile).

                                       By Order of the Board of Directors



                                       Thomas L. Markl
                                       SENIOR VICE PRESIDENT AND SECRETARY

                        [THIS PAGE INTENTIONALLY LEFT BLANK]

              PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS OF

                                UTILX CORPORATION

             1998 ANNUAL MEETING OF STOCKHOLDERS - JULY 31, 1998

     The undersigned hereby appoints William M. Weisfield, Craig E. Davies and Thomas L. Markl, and each or any of them, with power of substitution, proxies for the undersigned and authorizes them to represent and vote, as designated on the reverse side, all of the shares of Common Stock, $0.01 par value, of UTILX Corporation which the undersigned may be entitled to vote at the 1998 Annual Meeting of Stockholders to be held at the Hawthorn Suites Hotel, Centercourt Room, 6329 South 212th Street, Kent, Washington 98032 on Friday, July 31, 1998, at 3:00 p.m., Pacific Daylight Time, and at any other adjournment of such meeting, hereby revoking any proxies heretofore given, for the following purposes and with discretionary authority as to any other matters that may properly come before the meeting, all in accordance with and as described in the Notice and accompanying Proxy Statement.

     If no direction is given, this proxy will be voted FOR proposal 1.

                                                                 -----------
     IMPORTANT -- TO BE SIGNED AND DATED ON REVERSE SIDE         SEE REVERSE
                                                                    SIDE
                                                                 -----------

/ X  /    Please
          mark your
          votes as in
          this
          example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

                        FOR     WITHHELD
1.  Election of all                           NOMINEES:  Craig E. Davies,
    nominees            / /       / /                    John D. Durbin and
                                                         Walter M. Higgins for
                                                         three (3) year terms
                                                         expiring in 2001.

INSTRUCTIONS:  To withhold authority to
vote for any individual nominee, write that nominee's name in the space provided below.

_________________________________________________


Signature(s)_____________________________________     Date  ___________________
Note: Please sign exactly as name appears hereon. Joint owners should each sign and date. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.